EXHIBIT 99.6

                              VILLAGE BANCORP, INC.
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                               AMENDMENT NO. 1 TO
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                        1998 OMNIBUS STOCK INCENTIVE PLAN
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         WHEREAS, on December 4, 2003, the Board of Directors of the Company
approved the following amendment to the Plan, pursuant to its authority under
Section 14.1 of the Plan;

         RESOLVED, that Section 13. Changes in Control, is hereby amended effective as of the date of adoption of the Plan to add the following sentence at the end of Section 13.1:

         In the event that any change in the outstanding Stock of the Company occurs by reason of a merger, consolidation, combination, share exchange or other similar transaction, each outstanding award shall be appropriately adjusted to reflect an option to purchase the number of shares or securities which the Stock subject to the award would have been converted into or exchanged for in the transaction, at a price per share or unit appropriately adjusted to reflect the terms of conversion or exchange, and the aggregate number of Stock which may be awarded under the Plan shall be appropriately adjusted to reflect such merger, consolidation, share exchange or other similar transaction.